LAWSON PRODUCTS, INC.
AWARD AGREEMENT
This award agreement (the “Agreement”) is entered into this 12th day of January, 2015, by and between Lawson Products, Inc. (the “Company”) and Michael G. DeCata (the “Participant”).
WHEREAS, the Compensation Committee of the Board of Directors of the Company (the “Committee”) has selected the Participant to receive awards under the Company’s 2009 Equity Compensation Plan (as amended and restated effective May 13, 2014, the “Equity Plan”) and the Company’s Amended Stock Performance Plan (the “SP Plan”); and
WHEREAS, the Participant wishes to accept those awards, subject to the terms and conditions of the Equity Plan, the SP Plan and this Agreement;
NOW, THEREFORE, the Company and the Participant hereby agree as follows:
1.    The awards evidenced by this Agreement are effective as of January 12, 2015 (the “Grant Date”) and consist of:

(a)    Nonqualified Stock Options (“Options”) with respect to 40,000 shares of Common Stock under the Equity Plan, with 17,143 of such Options (the “Tranche 1 Options”) having an exercise price of $25.16, 13,333 of such Options (the “Tranche 2 Options”) having an exercise price of $29.16 and 9,524 of such Options (the “Tranche 3 Options”) having an exercise price of $33.16, in each case for purposes of Section 9.2 of the Equity Plan. Upon exercise, the Participant shall receive the number of shares of Common Stock equal to the number of Options exercised multiplied by the difference between the applicable exercise price of the Options and the Fair Market Value of a share of Common Stock on the date of exercise, then divided by the Fair Market Value of a share of Common Stock on the date of exercise, subject to tax withholding, as described in Section 15.1 of the Equity Plan. For example, for purposes of illustration only, if the Participant were to exercise 100 vested Tranche 1 Options on a date that the Fair Market Value of a share of the Common Stock was $40.00, the Participant would receive 37 shares of Common Stock (100 x [$40.00 - $25.16] ÷ $40.00 = 37), with fractional shares settled in accordance with the Equity Plan and less applicable withholding.

(b)    380,000 Stock Performance Rights (“SPRs”) under the SP Plan, with 162,857 of such SPRs having an initial value of $25.16, 126,667 of such SPRs (the “Tranche 2 SPRs”) having an initial value of $29.16 and 90,476 of such SPRs (the “Tranche 3 SPRs”) having an initial value of $33.16, in each case for purposes of Section 4(b) of the SP Plan.

2.    Except as otherwise provided in Sections 3 and 4 below:

(a)    One-third of each tranche of the Options and one-third of each tranche of the SPRs will vest on each of the first, second and third anniversaries of the Grant Date, provided that the Participant remains continuously employed by the Company through the applicable vesting date. The Options and the SPRs shall also vest to the extent so provided in the Employment Agreement, dated as of January 12, 2015 and as may be amended from time to time, between the Participant and Lawson Products, Inc., an Illinois corporation (the “Employment Agreement”).

(b)    In the event of the termination of the Participant’s employment with the Company and all of its affiliates for any reason other than death or Disability (as defined in Section 1.12 of the Equity Plan), subject to the terms and conditions of the Employment Agreement, the unvested portions of the Options and SPR awards evidenced by this Agreement shall be immediately forfeited and cancelled.

(c)    In the event of the termination of the Participant’s employment with the Company and all of its affiliates because of death or Disability (as defined in Section 1.12 of the Equity Plan), the unvested portions of the Options and SPR awards evidenced by this Agreement shall immediately vest and be exercisable.

(d)    In the event of a change in control (as defined under the SP Plan), the unvested portion of the SPR award evidenced by this Agreement shall immediately vest and be exercisable. In the event of a Change in Control (as defined under the Equity Plan), the unvested portion of the Options evidenced by this Agreement shall immediately vest and be exercisable.

3.    In the event of the termination of the Participant’s employment with the Company and all of its affiliates due to death or Disability (as defined in Section 1.12 of the Equity Plan), then the Participant (or the Participant’s beneficiary or legal representative) shall be entitled to exercise the Options and SPRs for a period of one year from the date of death or Disability.

4.    In the event of the termination of the Participant’s employment with the Company and all of its affiliates for Cause (as defined in Section 1.5 of the Equity Plan), then all portions of the awards evidenced by this Agreement, both vested and unvested, shall immediately be forfeited, and any previously paid or released portion of those awards (including any cash payments made with respect to such awards) shall be promptly returned to the Company by the Participant (or any successor in interest) in accordance with the terms set forth in Section 14.2 of the Equity Plan.

5.    The Participant may exercise Options or SPRs (in whole or in part) to the extent such Options or SPRs are then vested, provided that the Participant is still employed by the Company on the exercise date; provided further that the Options and SPRs may be exercised (in whole or in part) after the Participant ceases to be employed by the Company for any applicable post-termination period as provided in the Employment Agreement or as provided in this Agreement, the Equity Plan or the SP Plan; and provided further that in no event shall any Options or SPRs be exercisable after the seventh anniversary of the Grant Date. Any Options or SPRs not timely exercised within the applicable time period set forth in the proceeding sentence shall be forfeited and cancelled. With respect to each exercise of the Options under this Agreement, the Participant shall specify the number of Tranche 1 Options, Tranche 2 Options and Tranche 3 Options that are the subject of such exercise. With respect to each exercise of the SPRs under this Agreement, the Participant shall specify the number of Tranche 1 SPRs, Tranche 2 SPRs and Tranche 3 SPRs that are the subject of such exercise.

6.    Each cash payment with respect to or exercise of Options or SPRs pursuant to either of the awards evidenced by this Agreement shall be subject to compliance with all applicable tax withholding requirements, in accordance with Article 15 of the Equity Plan or Section 8 of the SP Plan.

7.    The Options and SPRs under this Agreement are intended to be exempt from or comply with Section 409A of the Internal Revenue Code of 1986, as amended, and the regulations issued thereunder (“Section 409A”); and the terms and conditions of the Equity Plan, the SP Plan and/or this Agreement shall be deemed automatically amended to the extent necessary to produce such compliance, so that neither the Company nor the Participant (nor any successor in interest) shall have at any time a right or power that would cause the compensation in question to become subject to the special tax consequences provided for by Section 409A. References in this Agreement to “termination of employment” and similar terms shall mean a “separation from service” within the meaning of Section 409A. The preceding shall not be construed as a guarantee of any particular tax effect for payments and awards made under this Agreement. The Participant is solely responsible and liable for the satisfaction of all taxes and penalties that may be imposed on the Participant in connection with any payments and awards made hereunder (including any taxes and penalties under Section 409A), and the Company shall have no obligation to indemnify or otherwise hold the Participant harmless from any or all of such taxes or penalties.

8.    All aspects of the awards evidenced by this Agreement (including but not limited to vesting, valuation, payment and possible forfeiture) shall be governed by this Agreement and by the Equity Plan and the SP Plan, copies of which plans have been provided to the Participant and are hereby acknowledged by the Participant, and by the Employment Agreement, and the terms and conditions of each of the foregoing are incorporated into this Agreement by reference. Each initially capitalized word used in this Agreement shall have the meaning set forth in the Equity Plan or the SP Plan, as the case may be, except as otherwise specified in this Agreement. In the event of any inconsistency between this Agreement and either the Equity Plan or the SP Plan, the terms of the relevant plan shall control. In the event of any inconsistency between this Agreement, the Equity Plan and the SP Plan, on the one hand, and the Employment Agreement, on the other hand, the terms of the Employment Agreement shall control.

9.    Without limiting the scope of the other provisions of this Agreement, the Participant acknowledges and agrees that:

(a)    If any cash payment or other benefits with respect to an award evidenced by this Agreement would constitute an “excess parachute payment” for the purposes of Section 280G of the Internal Revenue Code, then such payment or benefit shall be subject to reduction or other adjustment in accordance with the terms of the Employment Agreement, or of any other agreement between the Participant and the Company that addresses the tax treatment of such a payment.

(b)    The Committee may amend or terminate any or all of the provisions of the Equity Plan or the SP Plan and any or all of the provisions this Agreement in accordance with Article 17 of the Equity Plan or Sections 9 and 10 of the SP Plan. No course of conduct or failure or delay in enforcing the provisions of this Agreement shall affect the validity, binding effect or enforceability of this Agreement.

(c)    Any notices required or permitted under this Agreement or the Equity Plan or the SP Plan will be delivered in accordance with the requirements of the applicable plan.

(d)    This Agreement will be subject to the governing law provisions of Article 16 of the Equity Plan as if fully set forth in this Agreement.

(e)    The language used in this Agreement shall be deemed to be the language chosen by the parties hereto to express their mutual intent, and no rule of strict construction shall be applied against any party.

(f)    This Agreement supersedes and replaces any prior understandings, agreements or representations by or among the parties, written or oral, which may have related to the subject matter hereof in any way.

(g)    Notwithstanding anything in this Agreement to the contrary, the Options and SPRs covered by this Agreement shall be subject to the Company's Recovery of Funds Policy, as it may be in effect from time to time, including, without limitation, the provisions of any such policy required by Section 10D of the Exchange Act and any applicable rules or regulations issued by the U.S. Securities and Exchange Commission or any national securities exchange or national securities association on which the common stock may be traded.

(h)    This Agreement shall be governed by and construed in accordance with the laws of the State of Illinois without regard to its conflict of laws rules. Any action or proceeding against the parties relating in any way to this Agreement must be brought and enforced in the state or federal courts in the state of Illinois, County of Cook, and the parties irrevocably submit to the jurisdiction of such courts in respect of any such action or proceeding.

(i)    The Participant shall have no rights as a stockholder of the Company with respect to (i) any SPRs under this Agreement or (ii) any shares of Common Stock covered by the Options until the exercise of the Options and delivery of the Common Stock.

(j)    Nothing in this Agreement shall confer on the Participant any right to continue in the employ of the Company or to interfere with the right of the Company to terminate the Participant’s employment at any time, which shall continue to be subject to the terms and conditions of the Employment Agreement. For purposes of this paragraph, the term “Company” shall include any parent, subsidiary and affiliate of the Company.

(k)    The Company's obligation with respect to this Agreement will not be funded or secured in any manner, nor will the Participant’s right to receive payments be assignable or transferable, voluntarily or involuntarily, except as expressly provided herein.

(l)    The parties may execute this Agreement in one or more counterparts, all of which together shall constitute but one Agreement.

IN WITNESS WHEREOF, the Participant and the Company have executed this Agreement as of the date set forth above.

/s/ Michael G, DeCata Michael G. DeCata - Participant	LAWSON PRODUCTS, INC. By: /s/ Neil E. Jenkins Neil E. Jenkins - Executive Vice President, Secretary and General Counsel